Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2020 Equity Incentive Plan and 2020 Employee Stock Purchase Plan of Kronos Bio, Inc. of our reports dated February 24, 2022, with respect to the financial statements of Kronos Bio, Inc. and the effectiveness of internal control over financial reporting of Kronos Bio, Inc. included in its Annual Report (Form 10-K) of Kronos Bio, Inc. for the year ended December 31, 2021.

/s/ Ernst and Young LLP

Redwood City, California
February 24, 2022